UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 11, 2011

CAPITAL BANK CORPORATION

(Exact name of registrant as specified in its charter)

North Carolina	000-30062	56-2101930
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

333 Fayetteville Street, Suite 700

Raleigh, North Carolina 27601

(Address of principal executive offices)

 (919) 645-6400

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

The information in this item is furnished pursuant to Item 7.01 and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended. The furnishing of this report is not intended to constitute a determination by Capital Bank Corporation (Nasdaq: CBKN) (the “Company”) that the information is material or that the dissemination of the information is required by Regulation FD.

North American Financial Holdings, Inc. (“NAFH”), owner of approximately 83% of the Company’s common stock, has scheduled a conference call with NAFH's equity investors to discuss matters relevant to those investors.  On that call, NAFH intends to disclose that it is seeking regulatory approval to combine its three banks, Capital Bank, TIB Bank and NAFH National Bank and that it may also seek to combine its holding companies (the Company, NAFH, and TIB Financial Corp.).  NAFH cautioned that no assurances can be given that applicable regulatory approvals will be obtained, that the transactions described above will be consummated, or if consummated, as to the timing, price, structure or other terms of the transactions.

Item 8.01	Other Events.

On March 11, 2011, the Company completed its previously announced subscription rights offering to purchase up to 5,000,000 shares of its common stock.  The subscription rights offering was limited to shareholders of record as of 5:00 p.m. Eastern Standard time, on January 27, 2011. Holders to whom subscriptions rights were issued exercised rights to purchase approximately 1,613,165 shares of common stock for an aggregate purchase price of approximately $4.1 million.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 11, 2011	CAPITAL BANK CORPORATION

	By:	/s/ Christopher G. Marshall
Christopher G. Marshall
Executive Vice President and Chief Financial Officer